Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 5, 2021 with respect to the consolidated financial statements of FTS International, Inc. for the year ended December 31, 2020, which are included in this Registration Statement and Prospectus of ProFrac Holding Corp. We consent to the inclusion of the aforementioned report in this Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Dallas, Texas
November 19, 2021